Media Contacts: Phone: Phone: Investor Contact:	Lisa Bottle 704 423 7060 Gail Warner 704 423 7048 Paul Gifford	News Release Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7127 www.goodrich.com
Phone:	704 423 5517

Goodrich Announces Third Quarter 2003 Results, Updates Outlook for Full Year 2003

•	Third quarter net income per diluted share of $0.29 on sales of $1,064 million.

•	Third quarter cash flow from operations of $129 million, quarter-end cash balance increased to $326 million.

•	Net income per diluted share expected to be in the range of $0.85 - $0.95 for 2003.

•	The outlook for cash flow from operations has increased, and is now expected to be in excess of $450 million for 2003.

CHARLOTTE, NC, October 23, 2003 – Goodrich Corporation announced today its results for the third quarter and year-to-date 2003, and updated its outlook for earnings and cash flow from operations for the full year 2003.

The company reported third quarter 2003 net income of $34 million, or $0.29 per diluted share, on sales of $1,064 million. During the third quarter 2002, net income was $46 million, or $0.45 per diluted share, on sales of $856 million. These results include after tax charges of $4 million in 2003 and $5 million in 2002 for facility closure and headcount reduction actions.

Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Our military and space business, which represented approximately 31 percent of third quarter sales, continued to grow and perform well. However, we continue to experience a very challenging environment for commercial aerospace. It appears that some airlines are beginning to see improvements in traffic and capacity, but there is continuing weak demand for new aircraft. Production rates are down significantly, and are not expected to recover until 2005 or 2006, and the timing of an airline recovery remains difficult to predict. Our aftermarket sales to the airlines improved compared to the second quarter 2003, but are down when compared to the combined third quarter 2002 sales of our legacy aerospace businesses and the Aeronautical Systems businesses we acquired in October 2002. During this difficult period for many of our key markets, Goodrich continues to focus on operational excellence and cash generation to fully capitalize on the expected recovery.”

The company’s third quarter sales increased $208 million, or 24 percent, versus the prior year period. The sales increase was attributable to the Aeronautical Systems businesses, which had $241 million in sales during the quarter. Excluding these sales, the company’s sales declined by $33 million, or 4 percent. Sales of military and space products continued to improve, but were offset by decreased sales of original equipment and aftermarket products for large commercial transports.

Goodrich initiated a number of aggressive actions in 2003 in response to the weak market environment, including reductions in manufacturing capacity and employment levels. The majority of the charges for non-cash asset impairments, facility closures and headcount reductions were recorded in the first and second quarters of 2003.

For the first nine months of 2003, the company reported net income of $78 million, or $0.66 per diluted share, on sales of $3,253 million. During the first nine months of 2002, net income was $106 million, or $1.04 per diluted share, on sales of $2,652 million. The increased sales of $601 million are attributable to the Aeronautical Systems businesses, which represented about $755 million in sales during this period. The year-to-date results include certain charges, as shown in the table below. Included in the results from continuing operations for the first nine months is pre-tax pension expense of $66 million, compared to $22 million during the same period in 2002.

Sales and Earnings – Additional Details	Year-to-Date – First nine months

	2003		2002

	Sales & After-tax		Sales & After-tax
	earnings	Diluted	earnings	Diluted
	($ in Millions)	EPS	($ in Millions)	EPS

Sales	$3,253		$2,652

Income from Continuing Operations*	$16	$0.13	$152	$1.46

Income (Loss) from Discontinued Operations	$62	$0.53	($10)	($0.07)

Cumulative effect of change in accounting	—	—	($36)	($0.35)

Net income	$78	$0.66	$106	$1.04

*Included in Income from Continuing Operations (amounts after-tax):
Non-cash asset impairment charges:
Cordiem investment write-off	($8)	($0.07)	—	—

Super 727 inventory and receivables impairment	($54)	($0.46)	—	—

Other facility and spare part valuation adjustments	($23)	($0.20)	($1)	($0.01)

Accounts receivable write-off due to customer bankruptcies	($2)	($0.01)	($1)	($0.01)

Sub-total – non-cash asset impairment charges	($87)	($0.74)	($2)	($0.02)

Facility closure and headcount reduction actions	($10)	($0.08)	($24)	($0.23)

Gain on sale of Noveon PIK notes	$5	$0.04	—	—

Fairchild Dornier asset valuation	$1	$0.01	($11)	($0.11)

Intangible asset sale, insurance and contract claim settlements	—	—	$17	$0.17

Total of items above	($91)	($0.77)	($20)	($0.19)

Average Shares Outstanding – Diluted (in millions)	118.0		104.2

Cash flow from operations continued to be strong in the third quarter. The company generated cash flow from operations of $129 million. This contributed to the quarter-ending cash balance of $326 million. On a year-to-date basis, cash flow from operations was $346 million, about the same as the first nine months of 2002.

Cash Flow Comparison	Third Quarter

(Dollars in Millions)	2003	2002

Cash Flow from Operations	$129	$191

Capital Expenditures	($28)	($19)

Included in cash flow from operations:

Cash outflow for facility closures and headcount reductions	($17)	($10)

Cash Flow Comparison	Year-to-Date – First nine months

(Dollars in Millions)	2003	2002

Cash Flow from Operations	$346	$347

Capital Expenditures	($75)	($56)

Included in cash flow from operations:

Cash outflow for facility closures and headcount reductions	($38)	($42)

Business Highlights

•	At its meeting earlier this week, the Goodrich Board of Directors elected Marshall Larsen as Chairman, completing the company’s previously announced succession plan. Larsen is now Chairman, President and Chief Executive Officer.

•	Goodrich completed another step in its deleveraging efforts through the redemption of approximately one-half of the outstanding BFGoodrich Capital 8.30% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS) for approximately $63 million. The redemption was completed on October 6, 2003.

•	Goodrich replaced its $325 million 364-day and $425 million three-year revolving credit facilities with a single, $500 million three-year revolving credit facility that expires in August 2006.

Commercial

•	Goodrich has been selected by Airbus to provide cabin attendant and cockpit seating for the A380. The contract has the potential to generate sales in excess of $40 million over the life of the program, with first deliveries scheduled in 2005.

•	Japan Airlines has selected Goodrich main and lower deck cargo systems for two Boeing 747-400 freighters, becoming the first airline in the Asia-Pacific region to select the company’s new 747 cargo system. This award closely follows Boeing’s delivery of a 747-400 Extended Range Freighter (ERF) to KLM, which included the Goodrich main and lower deck cargo systems.

Military & Space

•	Goodrich has been awarded several engineering and service contracts by the U.S. Army to supply Full Authority Digital Engine Control Systems (FADECs) for use on its CH-47/Chinook fleet of helicopters. Goodrich expects the contracts to generate more than $40 million in sales by the end of 2004.

•	Goodrich has been awarded a contract by the U.S. Air Force to manufacture C-5 aircraft landing gear axle beams for use as spares. The contract, a follow-on to an existing contract, is expected to generate an additional $15 million in sales by 2006.

Outlook

The company has increased its 2003 diluted earnings per share (EPS) outlook from the prior range of $0.80 – $0.95 to a new range of $0.85 – $0.95, largely to reflect the shift of certain expenses for facility closure and headcount reduction actions into 2004. Goodrich now expects charges associated with facility closure and headcount reduction actions to total $15 – $20 million, pre-tax, for the fourth quarter 2003, and $30 – $35 million, pre-tax, for the full year 2003. This change is not expected to impact savings from these actions anticipated for 2004 and beyond. Goodrich expects 2003 sales to be around the mid-point of the previously stated range of $4.3 billion to $4.4 billion.

The company has increased its outlook for cash flow from operations for 2003. Goodrich now expects cash flow from operations to exceed $450 million, including estimated cash payments for facility closures and headcount reductions of $50- $60 million. The company expects capital expenditures in 2003 to be somewhat lower than previous estimates, at $120 – $140 million.

Goodrich’s current 2003 outlook is based on the following market assumptions, which are largely unchanged from the assumptions contained in the second quarter 2003 results release. The basis for comparison is 2002 pro-forma sales including Aeronautical Systems for the full year 2002.

•	Deliveries of Boeing and Airbus aircraft are expected to total approximately 575 units in 2003, a 16 percent reduction from 2002 deliveries. Goodrich sales are expected to decline less than deliveries due to the company’s significant content on Airbus aircraft.

•	Large commercial jet aftermarket sales to airlines are expected to decrease about 5 – 10 percent in 2003, compared to 2002.

•	Regional jet aircraft sales are expected to be relatively flat in 2003, while sales of business aircraft are expected to decline dramatically. Aftermarket sales for regional, business and general aviation aircraft are expected to be flat or slightly down, when compared to 2002.

•	Military sales (OE and aftermarket) should increase roughly in line with global military budgets, about 10 percent.

Looking ahead to 2004, Goodrich expects commercial aircraft production rates to decline slightly from 2003, and global available seat miles (ASMs) to experience modest growth in the 3% – 5%

range. Military and space markets should continue to grow at about the same levels experienced in 2003.

Based on current expectations for these key market trends, Goodrich expects low single-digit growth in 2004 sales, when compared to 2003. Combining this expected sales growth with benefits from recent facility closure and headcount reduction actions, improvements in the Aeronautical Systems businesses and an improving sales mix, Goodrich expects segment operating margins to grow faster than sales.

Offsetting these positive developments, Goodrich believes that certain medical expenses, liability insurance premiums, litigation costs and performance-based management incentive compensation expenses included in Corporate G&A and Other Income (Expense) will increase by approximately $20 – $25 million, in the aggregate, in 2004. Other items included in Corporate G&A are still being evaluated as part of the company’s planning process.

The outlook for 2004 will be affected by the external market trends noted above and by several other factors, all of which are difficult to predict at the present time. These other factors include, but are not limited to, further facility closure and headcount reductions, debt retirement strategies, possible tax law changes, new program investments (such as the 7E7) and the impact of potential accounting changes. Goodrich believes it will have more clarity on these factors by the end of 2003 and expects to formalize its 2004 outlook as part of the company’s year-end 2003 results release.

The supplemental segment discussion and tables that follow provide more detailed information about the third quarter 2003 results.

Goodrich will hold a conference call on October 23, 2003 at 10:00 AM U.S. Eastern time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view a presentation, at www.goodrich.com, or via telephone by dialing 913-981-4911.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest “pure play” aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the company is successful in integrating Aeronautical Systems and achieving expected operating synergies; the nature, and extent and timing of the company’s proposed restructuring and consolidation actions and the extent to which the company is able to achieve savings from these actions; the possibility of additional restructuring and consolidation actions beyond those previously announced by the company; global demand for aircraft spare parts and aftermarket services; threats associated with and efforts to combat terrorism, including the current situation in Iraq; the impact of Severe Acute Respiratory Syndrome (SARS) on global travel; the timing related to restoring consumer confidence in air travel; the health of the commercial aerospace industry, including the impact of additional bankruptcies in the airline industry; demand for and market acceptance of new and existing products, such as the Airbus A380 and the Joint Strike Fighter; potential cancellation of orders by customers; successful development of products and advanced technologies; the effect of changes in accounting policies; competitive product and pricing pressures; possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2002.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

###

Supplemental Segment Review

Total Segment Results	3Q 2003		3Q 2002

	Sales and Pre-tax		Sales and Pre-tax
	earnings ($ in		earnings ($ in
	Millions)	Margin %	Millions)	Margin %

Sales	$1,064		$856

Segment Operating Income	$118	11.1%	$110	12.8%

Included in Segment Operating Income:

Facility closures and headcount reductions	($6)	(0.6%)	($7)	(0.8%)

Segment pension expense	($19)	(1.8%)	($5)	(0.6%)

Total of items above	($25)	(2.4%)	($12)	(1.4%)

Airframe Systems – Sales in the third quarter 2003 increased 37 percent from the year-ago quarter, from $312 million to $428 million. The increase was due to sales associated with the Aeronautical Systems businesses, which had $151 million of sales in the third quarter 2003. Excluding these businesses, sales decreased 11 percent from the year-ago quarter. Sales decreases in Aircraft Wheels and Brakes, Landing Gear original equipment (OE) and Aviation Technical Services were the major contributors to the overall sales decrease.

Operating income decreased 46 percent, from $34.8 million in the third quarter 2002 to $18.7 million. The operating income decrease was due to continued weakness in all of the segment’s primary markets. Major contributors to the decrease were Landing Gear OE and Aircraft Wheels and Brakes, which included a $2 million charge related to the Boeing 767 program. The sales contributed by the Aeronautical Systems businesses in this segment resulted in a loss for the quarter, due primarily to decreased spares and MRO sales in these businesses and increased engineering investments in new programs.

Engine Systems – Sales increased 18 percent, from $323 million in the third quarter 2002 to $381 million in the third quarter 2003. The increase was primarily due to sales associated with the Aeronautical Systems businesses, which represented about $54 million of sales in the third quarter 2003. Excluding these businesses, sales increased 1 percent from the year-ago quarter. Higher sales in Aerostructures were mostly offset by decreased sales of aerospace and industrial gas turbine components at Turbomachinery Products and Turbine Fuel Technologies.

Operating income increased 83 percent, from $33.8 million in the third quarter 2002 to $61.8 million. The primary contributor to the increased operating income was the Aerostructures business. Included in the third quarter 2002 results were approximately $27 million pre-tax for loss provisions on certain Aerostructures contracts, partially offset by approximately $7 million of favorable reserve adjustments related to the implementation of new SAP systems last year. After adjusting for these items, Aerostructures had an increase in operating income that was in-line with its sales increase. Turbomachinery Products also reported improved operating income even though sales declined, due to successful implementation of facility closure and headcount reduction actions. The Aeronautical Systems businesses in this segment contributed a significant amount of operating income during the third quarter 2003.

Electronic Systems – Sales for the third quarter 2003 increased 15 percent to $255 million, from $222 million in the third quarter 2002. The increase was due to sales associated with the Aeronautical Systems businesses, which had $36 million of sales in the third quarter 2003. Overall, sales excluding the acquired businesses were relatively flat. Increased sales for the company’s Lighting Systems and Propulsion Systems businesses were largely offset by decreased sales in the Fuel and Utility Systems and Optical and Space Systems businesses.

Operating income decreased about 10 percent from the year-ago quarter, from $41.4 million to $37.4 million. Primary contributors were the De-icing and Specialty Systems and the Optical and Space Systems businesses. The Aeronautical Systems businesses in this segment contributed a modest amount to operating income for the third quarter.

GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Sales	$1,063.9	$856.2	$3,252.6	$2,651.5

Operating Income	101.8	99.6	170.8	297.1
Interest Expense	(41.6)	(23.7)	(119.8)	(69.9)
Interest Income	0.3	6.8	5.4	25.9
Other Expense – net	(9.8)	(11.2)	(24.9)	(13.6)

Income before Income Taxes and Trust Distributions	50.7	71.5	31.5	239.5
Income Tax Expense	(16.7)	(23.6)	(10.4)	(79.0)
Distributions on Trust Preferred Securities [1]	—	(2.6)	(5.2)	(7.9)

Income from Continuing Operations	34.0	45.3	15.9	152.6
Income (Loss) from Discontinued Operations	—	0.7	62.4	(10.3)
Cumulative Effect of Change in Accounting	—	—	(0.5)	(36.1)

Net Income	$34.0	$46.0	$77.8	$106.2

Income Per Share:
Basic
Continuing Operations	$0.29	$0.44	$0.14	$1.49
Discontinued Operations	—	0.01	0.52	(0.10)
Cumulative Effect of Change in Accounting	—	—	—	(0.35)

Net Income	$0.29	$0.45	$0.66	$1.04

Diluted
Continuing Operations	$0.29	$0.44	$0.13	$1.46
Discontinued Operations	—	0.01	0.53	(0.07)
Cumulative Effect of Change in Accounting	—	—	—	(0.35)

Net Income	$0.29	$0.45	$0.66	$1.04

Weighted – Average Number of Shares Outstanding (in millions):
Basic	117.5	102.1	117.4	102.0

Diluted	118.6	102.4	118.0	104.2

[1]	The Company adopted FASB Statement No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity effective July 1, 2003. As a result, the Company reclassified the Distributions on Trust Preferred Securities BFGoodrich Capital 8.30% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS) to short-term and long-term debt. Accordingly, Distributions on Trust Preferred Securities has been reclassified to Interest Expense. Prior periods have not been restated.

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Sales:
Airframe Systems	$427.5	$311.9	$1,333.3	$973.0
Engine Systems	381.2	322.7	1,150.9	1,020.8
Electronic Systems	255.2	221.6	768.4	657.7

Total Sales	$1,063.9	$856.2	$3,252.6	$2,651.5

Operating Income:
Airframe Systems	$18.7	$34.8	$62.4	$87.1
Engine Systems	61.8	33.8	53.6	144.2
Electronic Systems	37.4	41.4	101.3	107.3

Total Segment Operating Income	117.9	110.0	217.3	338.6
Corporate General and Administrative Costs	(16.1)	(10.4)	(46.5)	(41.5)

Total Operating Income	$101.8	$99.6	$170.8	$297.1

Segment Operating Income as a Percent of Sales :
Airframe Systems	4.4%	11.2%	4.7%	9.0%
Engine Systems	16.2%	10.5%	4.7%	14.1%
Electronic Systems	14.7%	18.7%	13.2%	16.3%

Total Segment Operating Income as a Percent of Sales	11.1%	12.8%	6.7%	12.8%

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION

(Dollars in millions)

	Nine Months Ended
	September 30,

	2003	2002

Non-Segment Expenses:
Net Interest Expense	$(114.4)	$(44.0)
- Payment-in-Kind Interest Income	$4.3	$17.4
(included in Net Interest Expense above)
Other Income (Expense), Net:	$(24.9)	$(13.6)
- Discontinued Retiree Health Care	$(15.5)	$(13.6)
- Other Income (Expense)	$(9.4)	$—

	Nine Months Ended
	September 30,

	2003	2002

Preliminary Balance Sheet and Cash Flow Data:
Short-term Bank Debt	$—	$283.9
Current Maturities of Long-term Debt and Capital Lease Obligations
- Current Portion of Mandatorily Redeemable
Preferred Securities of Trust [1]	$63.0	$—
- Other Current Maturities of Long-term Debt and Capital Lease Obligations	$4.3	$3.5

Subtotal Current Maturities of Long-term Debt and Capital Lease Obligations	$67.3	$3.5
Long-term Debt and Capital Lease Obligations
- Mandatorily Redeemable Preferred Securities of Trust[1]	$63.5	$—
- Other Long-term Debt and Capital Lease Obligations	$2,144.1	$1,326.5

Subtotal Long-term Debt and Capital Lease Obligations	$2,207.6	$1,326.5
Gross Debt	$2,274.9	$1,613.9
Cash and Cash Equivalents	$325.9	$346.3

Net Debt	$1,949.0	$1,267.6

Net Debt to Capitalization	64.7%	52.1%
Dividends	$70.4	$76.5
Depreciation and Amortization	$163.6	$118.4
- Depreciation	$116.9	$87.1
- Amortization	$46.7	$31.3

[1]	The Company adopted FASB Statement No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity effective July 1, 2003. As a result, the Company reclassified the Mandatorily Redeemable Preferred Securities of Trust BFGoodrich Capital 8.30% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS) to short-term and long-term debt. Accordingly, Distributions on Trust Preferred Securities has been reclassified to Interest Expense. Prior periods have not been restated. Subsequent to the end of the quarter, the Company retired $63 million of the QUIPS. Accordingly, this amount is classified as short-term at September 30, 2003.